EXHIBIT 99.1

PENN TREATY ANNOUNCES 2ND QUARTER RESULTS

Allentown, PA – August 11, 2003 – Penn Treaty American Corporation (PTA – NYSE) today reported 2nd quarter, 2003 net income of $23,116,000 or $.32 per share on a fully diluted basis.  During the 2nd quarter of 2002, the Company reported net income of $11,918,000 or $.57 per share on a fully diluted basis.   Outstanding shares used for the computation of fully diluted earnings per share in 2003 reflect the potential conversion of the Company’s convertible subordinated notes due 2008, which were issued after the 2nd quarter of 2002.

For the three months ended June 30, 2003, the Company’s results were significantly affected by the following pre-tax items (per share amounts are net of tax and are on a fully diluted basis):

1.               As a result of declining market interest rates during the second quarter, the Company recorded a gain on its notional experience account due from its reinsurer of approximately $39 million or $.34 per share.  In comparison, during the second quarter of 2002, the Company recorded a gain on its notional experience account of approximately $20 million or $.59 per share.

2.               During the second quarter, the Company finalized a consulting agreement with and retirement package for Irving Levit, the Company’s former chairman and CEO.  In addition, the Company has eliminated certain management positions, effective August 31, 2003.  The Company has recognized all related compensation and severance associated with these events with a one-time charge of approximately $2.5 million or $.02 per share. As a result, the Company expects annual savings of approximately $900,000.

3.               During the second quarter of 2003, the Company took advantage of opportunities in the long-term care insurance marketplace that have enabled it to establish the sales and marketing infrastructure it believes is necessary to realize its goal of becoming an industry leader.  As a result, the Company has incurred additional expenses primarily related to the recommencement of new sales in certain key states, the development of its new sales and marketing management team, distribution of sales materials to agents and other product development costs.  In addition, one of the Company’s agency subsidiaries expanded its regional office structure by investing in seasoned, established long-term care insurance distributors.  As a result of these investments, the Company incurred approximately $2.1 million of additional expense in the second quarter or $.02 per share.

The Company has experienced a 67% rise in new long-term care insurance policy applications submitted, rising from an average of 141 per week in the first quarter of 2003 to an average of 236 applications submitted per week for the last three weeks of July 2003.

On June 30, 2003, the Company paid approximately $9.0 million to retire all of its remaining outstanding convertible subordinated notes due December 2003.  In addition, subsequent to June 30, approximately $2.6 million of its convertible subordinated notes due October 2008 were converted into shares of the Company’s common stock at a conversion price of $1.75.  The Company’s book value per share, or shareholders’ equity divided by total outstanding shares, taking into account the potential conversion of all outstanding convertible subordinated notes, was $3.66 at June 30, 2003.

The following table reconciles the Company’s actual book value of $9.30 to book value assuming conversion of all of the outstanding convertible subordinated notes.

Total shareholders’ equity	$182.1	million

add: Outstanding convertible debt	98.2	million

less: Deferred offering costs	(2.1	) million

	$280.3	million (A)

Total outstanding shares	19.6	million

add: Shares issuable upon conversion of debt	56.4	million

	76.0	million (B)

Fully converted book value (A / (B)	$3.66

The Company will hold an investor conference call to discuss its results on Tuesday, August 12, 2003, at 2:00 p.m., EDT.  Investors and analysts may participate by calling 1.888.273.9889.  A replay of the call will be available until August 17 by calling 1.800.475.6701 with access code 695306.

The Company, through its wholly owned direct and indirect subsidiaries, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, United Insurance Group Agency, Inc., Network Insurance Senior Health Division and Senior Financial Consultants Company, is primarily engaged in the underwriting, marketing and sale of individual and group accident and health insurance products, principally covering long-term nursing home and home health care.

Certain statements made in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that our expectations are based upon reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. An investment in PTA securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry.  Factors which could cause actual results to differ from expectations include, among others, our ability to comply with our Corrective Action Plan, the Florida Consent Order, the orders or directives of other states in which we do business or any special provisions imposed by states in connection with the resumption of writing new business, our ability to commute our reinsurance agreement and to recapture our reinsured policies and accumulated notional experience account balance, whether our Corrective Action Plan will be accepted and approved by all states, our ability to meet our future risk-based capital goals, the adverse financial impact of suspending new business sales, our ability to raise adequate capital to meet regulatory requirements and to support anticipated growth, our ability to refinance, convert or repay our 2008 convertible notes, the cost associated with recommencing new business sales, liquidity needs and debt obligations, the adequacy of our loss reserves and the recoverability of our DAC asset, our ability to sell insurance products in certain states, our ability to resume generating new business in all states, including California, our ability to comply with government regulations and the requirements which may be imposed by state regulators as a result of our capital and surplus levels, the ability of senior citizens to purchase our products in light of the increasing costs of health care, our ability to defend our self against adverse litigation, and our ability to recapture, expand and retain our network of productive independent agents, especially in light of the suspension of new business.  For additional information concerning these and other risks, please refer to our reports filed with the Securities and Exchange Commission.

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(amounts in thousands, except per share data)

	June 30, 2003	December 31, 2002
	(unaudited)
ASSETS
Investments:
Bonds, available for sale at market (cost of $60,895 and $26,775, respectively)	$63,348	$28,454
Policy loans	288	238
Total investments	63,636	28,692
Cash and cash equivalents	10,031	29,206
Property and equipment, at cost, less accumulated depreciation of $8,785 and $7,925, respectively	14,928	13,611
Unamortized deferred policy acquisition costs	166,163	171,357
Receivables from agents, less allowance for uncollectable amounts of $312 and $119, respectively	1,528	1,654
Accrued investment income	889	414
Goodwill	20,360	20,360
Receivable from reinsurers	25,633	26,218
Corporate owned life insurance	58,901	57,773
Experience account due from reinsurer	791,853	708,982
Other assets	19,135	21,933
Total assets	$1,173,057	$1,080,200

LIABILITIES
Policy reserves:
Accident and health	$483,952	$464,318
Life	12,706	12,553
Claim reserves	339,742	329,944
Accounts payable and other liabilities	18,289	18,859
Long-term debt, less discount of $1,930 and $0, respectively	97,672	76,245
Preferred interest on early conversion	1,950	—
Deferred income taxes	36,624	23,101
Total liabilities	990,935	925,020

Commitments and contingencies	—	—

SHAREHOLDERS’ EQUITY
Preferred stock, par value $1.00; 5,000 shares authorized, none outstanding	—	—
Common stock, par value $.10; 150,000 and 40,000 shares authorized, respectively; 20,490 and 20,340 shares issued, respectively	2,049	2,034
Additional paid-in capital	97,308	97,058
Accumulated other comprehensive income	1,595	1,090
Retained earnings	87,875	61,703
	188,827	161,885
Less 915 common shares held in treasury, at cost	(6,705)	(6,705)
	182,122	155,180
Total liabilities and shareholders’ equity	$1,173,057	$1,080,200

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

(unaudited)

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Premium revenue	$78,707	$83,906	$162,285	$168,142
Net investment income	10,572	10,172	20,919	19,707
Net realized capital gains	170	41	249	14,564
Market gain (loss) on notional experience account	38,964	19,951	43,266	(6,002)
Change in preferred interest on early conversion liability	148	—	87	—
Other income	2,181	2,392	4,444	5,162
	130,742	116,462	231,250	201,573
Benefits and expenses:
Benefits to policyholders	60,873	62,515	125,040	142,702
Commissions	10,260	11,677	20,964	24,507
Net policy acquisition costs amortized	2,140	7,777	5,194	4,451
General and administrative expense	17,364	10,873	30,104	21,585
Expense and risk charges on reinsurance	2,769	3,577	5,537	7,154
Excise tax expense	386	792	1,175	1,373
Interest expense	1,926	1,194	3,582	2,390
	95,718	98,405	191,596	204,162

Income (loss) before federal income taxes and cumulative effect of change in accounting principle	35,024	18,057	39,654	(2,589)
Federal income tax provision (benefit)	11,908	6,139	13,482	(880)
Net income (loss) before cumulative effect of change in accounting principle	23,116	11,918	26,172	(1,709)
Cumulative effect of change in accounting principle	—	—	—	(5,151)
Net income (loss)	23,116	11,918	26,172	(6,860)
Other comprehensive income (loss):
Unrealized holding gain (loss) arising during period	930	92	1,023	(542)
Income tax (provision) benefit from unrealized holdings	(326)	(31)	(357)	184
Reclassification of gains included in net income (loss)	(170)	(41)	(249)	(14,564)
Income tax provision from reclassification adjustment	60	14	87	4,952

Comprehensive income (loss)	$23,610	$11,952	$26,676	$(16,830)

Basic earnings per share from net income (loss) before cumulative effect of change in accounting principle	$1.18	$0.62	$1.34	$(0.09)
Basic earnings per share from net income (loss)	$1.18	$0.62	$1.34	$(0.36)

Diluted earnings per share from net income (loss) before cumulative effect of change in accounting principle	$0.32	$0.57	$0.43	$(0.09)
Diluted earnings per share from net income (loss)	$0.32	$0.57	$0.43	$(0.36)

Weighted average number of shares outstanding	19,520	19,349	19,480	19,102
Weighted average number of shares and share equivalents	75,952	22,372	65,999	19,102